                                                                    EXHIBIT 99.1

                COTT CORPORATION REPORTS Q4 AND FULL YEAR RESULTS
                -------------------------------------------------

     o FULL-YEAR EARNINGS OF $0.34 PER SHARE AFTER UNUSUAL ITEM CHARGES OF $0.35 PER SHARE

     o    FULL-YEAR SALES GROWTH OF 7%

     o    NORTH AMERICAN REALIGNMENT PROGRESS CONTINUES

     o    COMPANY PROVIDES LONGER TERM GROWTH OUTLOOK

                        (ALL INFORMATION IN U.S. DOLLARS)

TORONTO - JANUARY 26, 2006 - Cott Corporation (NYSE:COT; TSX:BCB) today announced results for the fourth quarter and full year ended December 31, 2005. The Company posted a full year sales increase of 7% to $1.76 billion. Excluding acquisitions, sales grew 3% year over year.

The Company also recorded charges for unusual items of $37.5 million on a pre-tax basis, or $0.35 per share after taxes, including charges related to the previously announced North American realignment. These charges contributed to a decline in net income to $24.6 million or $0.34 per diluted share, compared to net income of $78.3 million, or $1.09 per diluted share, in the prior year.

"2005 was a challenging year for Cott and our industry as we faced unprecedented commodity cost increases and a continuing consumer shift toward non-carbonated beverages," said John K. Sheppard, president and chief executive officer. "Despite these challenges, Cott remains a strong player in the beverage industry. Our U.S. retailer brand volume share remained steady for the past 52 weeks and grew in the most recent four and 12-week periods, despite category softness and aggressive national brand promotional activity. As we focus on the North American realignment in 2006, we are taking actions that we expect will drive sales growth and significantly improve our operating performance as we move beyond this transition year."

FULL YEAR 2005

Cott's U.K./Europe business unit led the Company's full year sales growth with a 30% increase and was up 11% excluding the acquisition of Macaw Soft Drinks in the third quarter. North American sales increased 3% over the prior year primarily due to pricing, acquisitions and foreign exchange, as volume declined slightly in the year. International sales were up 17%, primarily due to strong growth in Mexico. Excluding foreign exchange, International sales increased 14%.

Gross margin as a percentage of sales in 2005 was 14.2% compared to 17.2% in 2004. Commodity cost increases, higher fixed costs primarily associated with added manufacturing capacity, and a product mix shift toward bottled water contributed to this decline.

Selling, general and administrative expenses as a percentage of sales declined to 7.9% during 2005 from 8.4% in 2004 mainly due to lower bad debt and compensation expense. Other expenses increased $0.9 million due to net losses for disposal of assets of $2.0 million, partially offset by foreign exchange gains. Interest expense increased $2.8 million from 2004 due to the Macaw acquisition. The Company's full year 2005 effective tax rate increased to 37.4% from 31.2% in 2004 largely due to the inability to record tax benefits on losses in Canada.

FOURTH QUARTER

For the fourth quarter of 2005, Cott's sales grew to $397.2 million, an increase of 8% over the same period in 2004, up 1% excluding acquisitions and foreign exchange.

On a business unit level, North American fourth quarter sales declined 1% from the prior year. U.K./Europe sales increased 57% due to base business growth combined with increases from the Macaw acquisition. Excluding the acquisition, U.K./Europe sales grew 8% over the prior year and by 16% when foreign exchange is also excluded. International sales in the fourth quarter rose 17%, benefiting from strong growth in Mexico.

The Company's fourth quarter gross margin as a percentage of sales declined to 11.9% from 15.4% in the fourth quarter of 2004 mainly due to commodity cost increases, lower supplier rebates, higher fixed manufacturing costs, and product mix. Other expenses increased $1.8 million from the fourth quarter of 2004 largely due to net losses for disposal of assets of $1.7 million. Interest expense increased $1.6 million due to the Macaw acquisition.

Unusual item charges of $12.0 million on a pre-tax basis, or $0.11 per share after taxes, were recorded in the quarter. These charges relate mainly to the impairment of certain assets resulting from the closure of the Ohio manufacturing facility, as well as employee and contract termination payments resulting from the Company's reorganization of management and operations to a North American basis. The fourth quarter effective tax rate was impacted by the Company's determination during the quarter that it was unable to record tax benefits on its losses in Canada.

After charges for unusual items, the net loss for the quarter was $6.9 million compared to net income of $11.4 million in the fourth quarter of 2004. This resulted in a loss per diluted share of $0.10 in the quarter compared to earnings per diluted share of $0.16 for the same period last year.

MANAGEMENT COMMENTS

Excluding charges for unusual items and stock option expense, the Company expects 2006 EBITDA to be relatively flat with 2005. However, without taking into account charges for unusual items and stock option expense, net income in 2006 is expected to be substantially below the 2005 level due to significant increases in depreciation, interest expense, and the effective tax rate.

The Company anticipates that 2006 charges for unusual items, including pre-tax asset impairment and restructuring charges, will be between $23 to $43 million. This amount is part of the previously announced charges of $60 to $80 million. Stock option expense in 2006 is expected to be between $10 to $12 million on a pre-tax basis.

Following 2006, Cott is targeting longer-term annual sales growth of 5 to 7% and earnings per share growth of 8 to 12%. Further, the Company has established the goal of improving its gross margin as a percentage of sales to 16% in 2008 through improved operating efficiencies, product mix and price increases.

Commenting on the outlook, Sheppard added, "2006 will be an important transition year as we reposition Cott for profitable growth in the future. We are pursuing a number of specific initiatives including a disciplined and strategic approach to pricing, sourcing and supply chain efficiencies, improved water profitability, and increased penetration in non-carbonated beverage segments such as isotonics, enhanced beverages and juice-based drinks. We expect to make significant progress in these areas during 2006 and to realize their full-year benefit beginning in 2007."

Sheppard also announced that Cott has engaged Synergetics Installations Worldwide, a leading international consulting firm specializing in implementing process improvement and cost reduction programs throughout an organization to drive increased profitability.

                                       ***

FOURTH QUARTER AND YEAR-END CONFERENCE CALL

Cott Corporation will host a conference call for investors and analysts today, Thursday, January 26th 2006, at approximately 10 a.m. ET to discuss fourth quarter and full year financial results.

For those who wish to listen to the presentation, there is a listen-only dial-in telephone line, which can be accessed as follows:

      North America:   800-796-7558
      International:   416-644-3415

WEBCAST

To access the conference call over the Internet, investors, analysts and the public in general are invited to visit Cott's website at http://www.cott.com at least fifteen minutes early to register, download, and install any necessary audio/video software. For those who are unable to access the live broadcasts, a replay will be available at Cott's website following the Conference Call through 12:00 noon ET on Thursday, February 9, 2006. Fourth quarter and year-end 2005 supplementary financial information for the conference call is available in the Investor Relations/Financial Reports section of Cott's website.

ABOUT COTT CORPORATION

Cott Corporation is one of the world's largest retailer brand beverage suppliers whose principal markets are North America, the United Kingdom and Mexico. The Company's website is www.cott.com.

NON-GAAP MEASURES

EBITDA is defined as net income before interest, income taxes, depreciation and amortization. Cott uses operating income as its primary measure of performance and cash flow from operations as its primary measure of liquidity. Nevertheless, Cott presents EBITDA in its filings for several reasons. Cott uses multiples of EBITDA and discounted cash flows in determining the value of its operations. In addition, Cott uses "cash return on assets", a financial measure calculated by dividing Cott's annualized EBITDA by its aggregate operating assets, for the purposes of calculating performance-related bonus compensation for its management employees, because that measure reflects the ability of management to generate cash while preserving assets. Finally, Cott includes EBITDA in its filings because it believes that its current and potential investors use multiples of EBITDA to make investment decisions about Cott. Investors should not consider EBITDA an alternative to net income, nor to cash provided by operating activities, nor any other indicators of performance or liquidity which have been determined in accordance with U.S. or Canadian GAAP. Cott's method of calculating EBITDA may differ from the methods used by other companies and, accordingly, Cott's EBITDA may not be comparable to similarly titled measures used by other companies. A reconciliation of the Non-GAAP financial measures is attached and also available in the Investor Relations/Financial Reports section of Cott's website.

SAFE HARBOR STATEMENTS

This press release contains forward-looking statements reflecting management's current expectations regarding future results of operations, economic performance, financial condition and achievements of the Company. Forward-looking statements, specifically those concerning future performance, are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties are detailed from time to time in the Company's filings with the appropriate securities commissions, and include, without limitation, stability of procurement costs for raw and packaging materials, the Company's ability to restore plant efficiencies and lower logistics costs, adverse weather conditions, competitive activities by national, regional and retailer brand beverage manufacturers, the Company's ability to develop new products that appeal to consumer tastes, the Company's ability to identify acquisition candidates, successfully consummate acquisitions and integrate acquired businesses into its operations, fluctuations in currency versus the U.S. dollar, the uncertainties of litigation and regulatory review, loss of key customers and retailers' continued commitment to their retailer brand beverage programs. The foregoing list of factors is not exhaustive. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

(FINANCIAL TABLES IN EXHIBITS 1-5 ATTACHED)

COTT CONTACTS:

Media Relations
Kerry Morgan       Tel: (416) 203-5613

Investor Relations
Edmund O'Keeffe    Tel: (416) 203-5617

                                                                       EXHIBIT 1

COTT CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(IN MILLIONS OF US DOLLARS EXCEPT PER SHARE AMOUNTS, US GAAP)
UNAUDITED

                                                    FOR THE THREE MONTHS ENDED      FOR THE YEARS ENDED
                                                    --------------------------   -------------------------
                                                     DECEMBER 31,   JANUARY 1,   DECEMBER 31,   JANUARY 1,
                                                         2005          2005          2005          2005
                                                     ------------   ----------   ------------   ----------
SALES                                                   $397.2       $369.3        $1,755.3      $1,646.3
Cost of sales                                            349.8        312.5         1,505.8       1,362.6
                                                        ------       ------        --------      --------
GROSS PROFIT                                              47.4         56.8           249.5         283.7

Selling, general and administrative expenses              32.0         32.0           138.6         138.1
Unusual items
   Restructuring                                           1.2           --             3.2            --
   Asset impairments                                      10.0          1.6            33.5           0.9
   Other                                                   0.8           --             0.8            --
                                                        ------       ------        --------      --------
OPERATING INCOME                                           3.4         23.2            73.4         144.7

Other expense (income), net                                1.4         (0.4)            0.8          (0.1)
Interest expense, net                                      8.0          6.4            28.8          26.0
Minority interest                                          1.1          0.8             4.5           4.0
                                                        ------       ------        --------      --------
INCOME (LOSS) BEFORE INCOME TAXES AND EQUITY LOSS         (7.1)        16.4            39.3         114.8

Income taxes recovery (expense)                            0.2         (4.6)          (14.7)        (35.8)
Equity loss                                                 --         (0.4)             --          (0.7)
                                                        ------       ------        --------      --------
NET INCOME (LOSS)                                       $ (6.9)      $ 11.4        $   24.6      $   78.3
                                                        ======       ======        ========      ========

VOLUME - 8 OZ EQUIVALENT CASES                           273.8        247.1         1,201.4       1,147.8
NET INCOME (LOSS) PER COMMON SHARE
   Basic                                                $(0.10)      $ 0.16        $   0.34      $   1.10
   Diluted                                              $(0.10)      $ 0.16        $   0.34      $   1.09

                                                                       EXHIBIT 2

COTT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN MILLIONS OF US DOLLARS, US GAAP)
UNAUDITED

                                                 FOR THE THREE MONTHS ENDED      FOR THE YEARS ENDED
                                                 --------------------------   -------------------------
                                                  DECEMBER 31,   JANUARY 1,   DECEMBER 31,   JANUARY 1,
                                                      2005          2005          2005          2005
                                                  ------------   ----------   ------------   ----------
OPERATING ACTIVITIES
   Net income (loss)                                 $ (6.9)       $ 11.4       $  24.6        $ 78.3
   Depreciation and amortization                       19.2          15.3          70.2          60.0
   Amortization of financing fees                       0.3           0.2           0.8           0.7
   Deferred income taxes                               (9.8)          2.4          (6.5)          9.1
   Minority interest                                    1.1           0.8           4.5           4.0
   Equity loss                                           --           0.4            --           0.7
   Asset impairments                                   10.0            --          33.5            --
   Other non-cash items                                 2.0           1.5           3.0           2.3
   Net change in non-cash working capital              10.4          (4.5)          6.8         (52.4)
                                                     ------        ------        ------        ------
   Cash provided by operating activities               26.3          27.5         136.9         102.7
                                                     ------        ------        ------        ------
INVESTING ACTIVITIES
   Additions to property, plant and equipment         (14.7)        (13.1)        (83.6)        (50.3)
   Acquisition of production capacity                    --            --            --          (3.8)
   Business acquisitions                                 --         (16.9)       (135.1)        (34.6)
   Proceeds from disposal of property, plant &
      equipment                                          --            --           2.2            --
   Other investing activities                          (2.7)         (2.1)         (9.0)         (4.7)
                                                     ------        ------        ------        ------
   Cash used in investing activities                  (17.4)        (32.1)       (225.5)        (93.4)
                                                     ------        ------        ------        ------
FINANCING ACTIVITIES
   Payments of long-term debt                          (0.2)         (0.3)         (0.9)         (3.5)
   Short-term borrowings                                6.3           9.5          91.8          (7.0)
   Distributions to subsidiary minority
      shareowner                                       (1.9)         (1.6)         (5.8)         (5.9)
   Issue of common shares                               0.1           1.5           3.6          14.3
   Financing costs                                       --            --          (3.8)           --
   Other financing activities                          (0.1)         (0.1)         (0.4)         (0.4)
                                                     ------        ------        ------        ------
   Cash provided by (used in) financing
      activities                                        4.2           9.0          84.5          (2.5)
                                                     ------        ------        ------        ------
Effect of exchange rate changes on cash                (0.2)          1.2          (0.8)          1.4
                                                     ------        ------        ------        ------
NET INCREASE (DECREASE) IN CASH                        12.9           5.6          (4.9)          8.2

CASH, BEGINNING OF PERIOD                               8.8          21.0          26.6          18.4
                                                     ------        ------        ------        ------
CASH, END OF PERIOD                                  $ 21.7        $ 26.6       $  21.7        $ 26.6
                                                     ======        ======        ======        ======

                                                                       EXHIBIT 3

COTT CORPORATION
CONSOLIDATED BALANCE SHEETS
(IN MILLIONS OF US DOLLARS, US GAAP)

                                               UNAUDITED
                                           DECEMBER 31, 2005   JANUARY 1, 2005
                                           -----------------   ---------------
ASSETS
CURRENT ASSETS
Cash                                            $   21.7           $   26.6
Accounts receivable                                191.1              184.3
Inventories                                        144.2              122.8
Prepaid and other expenses                           9.5                9.7
                                                --------           --------
                                                   366.5              343.4

PROPERTY, PLANT AND EQUIPMENT                      394.2              313.7
GOODWILL                                           150.3               88.8
INTANGIBLES AND OTHER ASSETS                       260.4              276.1
                                                --------           --------
                                                $1,171.4           $1,022.0
                                                ========           ========

LIABILITIES AND SHAREOWNERS' EQUITY
CURRENT LIABILITIES
Short-term borrowings                           $  157.9           $   71.4
Current maturities of long-term debt                 0.8                0.8
Accounts payable and accrued liabilities           182.5              145.2
                                                --------           --------
                                                   341.2              217.4

LONG-TERM DEBT                                     272.3              272.5
DEFERRED INCOME TAXES                               53.5               51.0
                                                --------           --------
                                                   667.0              540.9

MINORITY INTEREST                                   22.5               23.8
SHAREOWNERS' EQUITY
Capital stock                                      291.4              287.0
Retained earnings                                  186.2              161.6
Accumulated other comprehensive income               4.3                8.7
                                                --------           --------
                                                   481.9              457.3
                                                --------           --------
                                                $1,171.4           $1,022.0
                                                ========           ========

                                                                       EXHIBIT 4

COTT CORPORATION
SEGMENT INFORMATION
(IN MILLIONS OF US DOLLARS, US GAAP)
UNAUDITED

                          FOR THE THREE MONTHS ENDED      FOR THE YEARS ENDED
                          --------------------------   -------------------------
                          DECEMBER 31,    JANUARY 1,   DECEMBER 31,   JANUARY 1,
                              2005           2005          2005          2005
                          ------------   -----------   ------------   ----------
SALES
   North America             $301.9        $305.2        $1,428.0      $1,388.5
   UK & Europe                 76.6          48.8           251.9         194.3
   International               17.5          14.9            71.6          61.2
   Corporate                    1.2           0.4             3.8           2.3
                             ------        ------        --------      --------
                             $397.2        $369.3        $1,755.3      $1,646.3
                             ======        ======        ========      ========

OPERATING INCOME (LOSS)
   North America             $  0.5        $ 20.2        $   62.5      $  130.6
   UK & Europe                  4.0           2.9            13.7          12.7
   International                3.3           2.0            10.8          10.4
   Corporate                   (4.4)         (1.9)          (13.6)         (9.0)
                             ------        ------        --------      --------
                             $  3.4        $ 23.2        $   73.4      $  144.7
                             ======        ======        ========      ========

                                                                       EXHIBIT 5

COTT CORPORATION
SUPPLEMENTARY INFORMATION - NON GAAP MEASURES
(IN MILLIONS OF US DOLLARS)
UNAUDITED

                                     FOR THE THREE MONTHS ENDED      FOR THE YEARS ENDED
                                     --------------------------   -------------------------
                                     DECEMBER 31,    JANUARY 1,   DECEMBER 31,   JANUARY 1,
                                         2005           2005          2005          2005
                                     ------------   -----------   ------------   ----------
NET INCOME (LOSS)                       $(6.9)         $11.4         $ 24.6        $ 78.3
   Depreciation and amortization         19.2           15.3           70.2          60.0
   Interest expense, net                  8.0            6.4           28.8          26.0
   Income taxes recovery (expense)       (0.2)           4.6           14.7          35.8
                                        -----          -----         ------        ------
EBITDA                                  $20.1          $37.7         $138.3        $200.1
                                        =====          =====         ======        ======

NON-GAAP MEASURE

EBITDA is defined as net income before interest, income taxes, depreciation and amortization. Cott uses operating income as its primary measure of performance and cash flow from operations as its primary measure of liquidity. Nevertheless, Cott presents EBITDA in its filings for several reasons. Cott uses multiples of EBITDA and discounted cash flows in determining the value of its operations. In addition, Cott uses "cash return on assets," a financial measure calculated by dividing Cott's annualized EBITDA by its aggregate operating assets, for the purposes of calculating performance-related bonus compensation for its management employees, because that measure reflects the ability of management to generate cash while preserving assets. Finally, Cott includes EBITDA in its filings because it believes that its current and potential investors use multiples of EBITDA to make investment decisions about Cott. Investors should not consider EBITDA an alternative to net income, nor to cash provided by operating activities, nor any other indicators of performance or liquidity which have been determined in accordance with U.S. or Canadian GAAP. Cott's method of calculating EBITDA may differ from the methods used by other companies and, accordingly, Cott's EBITDA may not be comparable to similarly titled measures used by other companies.

SAFE HARBOR STATEMENTS

This document contains forward-looking statements reflecting management's current expectations regarding future results of operations, economic performance, financial condition and achievements of the Company. Forward-looking statements, specifically those concerning future performance, are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties are detailed from time to time in the Company's filings with the appropriate securities commissions, and include, without limitation, stability of procurement costs for raw and packaging materials, the Company's ability to restore plant efficiencies and lower logistics costs, adverse weather conditions, competitive activities by national, regional and retailer brand beverage manufacturers, the Company's ability to develop new products that appeal to consumer tastes, the Company's ability to identify acquisition candidates, successfully consummate acquisitions and integrate acquired businesses into its operations, fluctuations in currency versus the U.S. dollar, the uncertainties of litigation and regulatory review, loss of key customers and retailers' continued commitment to their retailer brand beverage programs. The foregoing list of factors is not exhaustive. The Company undertakes no obligation to publicly update or revise any forward-looking statements.